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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 2)

                              Hybrid Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   44860K 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                               Page 1 of 24 pages

CUSIP No. 44860K 10 2                                         Page 2 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel IV L.P. ("A4")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        759,345  shares,  except that Accel IV  Associates  L.P.
                        ("A4A"),  the  general  partner  of A4, may be deemed to
  NUMBER OF             have sole power to vote these shares and James W. Breyer
   SHARES               ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III
BENEFICIALLY            ("Hill"), Paul H. Klingenstein ("Klingenstein"),  Arthur
  OWNED BY              C.   Patterson   ("Patterson"),   G.   Carter   Sednaoui
    EACH                ("Sednaoui"),  James R. Swartz  ("Swartz") and Homestake
  REPORTING             Partners L.P.  ("HP"),  the general partners of A4A, may
   PERSON               be deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        759,345 shares,  except that A4A, the general partner of
                        A4, may be deemed to have sole power to dispose of these
                        shares and Breyer, Evnin, Hill, Klingenstein, Patterson,
                        Sednaoui,  Swartz,  and HP, the general partners of A4A,
                        may be deemed to have  shared  power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      759,345 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                         Page 3 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Keiretsu L.P. ("AK")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        15,750  shares,  except  that Accel  Partners & Co. Inc.
  NUMBER OF             ("AP&C"),  the  general  partner of AK, may be deemed to
   SHARES               have  sole  power  to  vote  these  shares  and  Breyer,
BENEFICIALLY            Patterson,  Sednaoui  and Swartz,  the officers of AP&C,
  OWNED BY              may be deemed to have shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        15,750 shares,  except that AP&C, the general partner of
                        AK, may be deemed to have sole power to dispose of these
                        shares and Breyer,  Patterson,  Sednaoui and Swartz, the
                        officers of AP&C,  may be deemed to have shared power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      15,750 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                         Page 4 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Partners & Co. Inc. ("AP&C")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        15,750  shares,  all of which are directly  owned by AK.
  NUMBER OF             AP&C,  the general  partner of AK, may be deemed to have
   SHARES               sole power to vote these shares, and Breyer,  Patterson,
BENEFICIALLY            Sednaoui and Swartz, the officers of AP&C, may be deemed
  OWNED BY              to have shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        15,750  shares,  all of which are directly  owned by AK.
                        AP&C,  the general  partner of AK, may be deemed to have
                        sole  power to  dispose  of these  shares,  and  Breyer,
                        Patterson,  Sednaoui  and Swartz,  the officers of AP&C,
                        may be deemed to have  shared  power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      15,750 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                         Page 5 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '95 L.P. ("AI95")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        35,575  shares,   except  that  Breyer,   Evnin,   Hill,
  NUMBER OF             Klingenstein,   Patterson,   Sednaoui  and  Swartz,  the
   SHARES               general  partners of AI95,  may be deemed to have shared
BENEFICIALLY            power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        35,575  shares,   except  that  Breyer,   Evnin,   Hill,
                        Klingenstein,   Patterson,   Sednaoui  and  Swartz,  the
                        general  partners of AI95,  may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      35,575 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                         Page 6 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel IV Associates L.P. ("A4A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        759,345  shares,  all of which are directly owned by A4.
                        A4A,  the  general  partner of A4, may be deemed to have
                        sole power to vote these shares, and HP,  Breyer, Evnin,
  NUMBER OF             Hill, Klingenstein, Patterson,  Sednaoui and Swartz, the
   SHARES               general  partners of  A4A, may  be deemed to have shared
BENEFICIALLY            power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        759,345  shares,  all of which are directly owned by A4.
                        A4A,  the  general  partner of A4, may be deemed to have
                        sole power to dispose  of these  shares and HP,  Breyer,
                        Evnin,  Hill,  Klingenstein,   Patterson,  Sednaoui  and
                        Swartz,  the general  partners of A4A,  may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      759,345 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                         Page 7 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Homestake Partners L.P. ("HP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            759,345  shares,  all of which are directly owned by A4.
  OWNED BY              HP is a general  partner of A4A, the general  partner of
    EACH                A4, and may be deemed to have shared power to vote these
  REPORTING             shares.
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        759,345 shares, all of which are directly owned by A4. HP is a general partner of A4A, the general partner of A4, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      759,345 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                         Page 8 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ellmore C. Patterson Partners ("ECPP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             24,260 shares.  Patterson is the general partner of ECPP
   SHARES               and may be  deemed  to have  sole  power  to vote  these
BENEFICIALLY            shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        24,260 shares.  Patterson is the general partner of ECPP
                        and may be deemed to have sole power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      24,260 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                         Page 9 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel VII L.P. ("A7")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,239,506  shares,  except  that  Accel  VII  Associates
                        L.L.C. ("A7A"), the general partner of A7, may be deemed
                        to have  sole  power to vote  these  shares  and Alan K.
                        Austin ("Austin"),  Breyer, Patterson,  Sednaoui, Swartz
  NUMBER OF             and J. Peter Wagner ("Wagner"),  the managing members of
   SHARES               A7A,  may be deemed to have  shared  power to vote these
BENEFICIALLY            shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,239,506  shares,  except that A7A, the general partner
                        of A7,  may be deemed to have sole  power to  dispose of
                        these shares and Austin,  Breyer,  Patterson,  Sednaoui,
                        Swartz and Wagner,  the managing  members of A7A, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,239,506 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 10 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel VII Associates L.L.C. ("A7A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,239,506 shares, all of which are directly owned by A7.
                        A7A,  the  general  partner of A7, may be deemed to have
                        sole power to vote  these  shares  and  Austin,  Breyer,
  NUMBER OF             Patterson,  Sednaoui,  Swartz and Wagner,  the  managing
   SHARES               members of A7A,  may be deemed to have  shared  power to
BENEFICIALLY            vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,239,506 shares, all of which are directly owned by A7.
                        A7A,  the  general  partner of A7, may be deemed to have
                        sole  power to  dispose  of  these  shares  and  Austin,
                        Breyer,  Patterson,  Sednaoui,  Swartz and  Wagner,  the
                        managing  members of A7A,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,239,506 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 11 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet Fund III L.P. ("AIF3")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        309,877  shares,  except  that Accel  Internet  Fund III
                        Associates  L.L.C.  ("AIF3A"),  the  general  partner of
                        AIF3,  may be deemed to have  sole  power to vote  these
  NUMBER OF             shares and Austin, Breyer,  Patterson,  Sednaoui, Swartz
   SHARES               and Wagner, the managing members of AIF3A, may be deemed
BENEFICIALLY            to have shared power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        309,877 shares,  except that AIF3A,  the general partner
                        of AIF3,  may be deemed to have sole power to dispose of
                        these shares and Austin,  Breyer,  Patterson,  Sednaoui,
                        Swartz and Wagner, the managing members of AIF3A, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      309,877 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 12 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet Fund III Associates L.L.C. ("AIF3A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        309,877 shares, all of which are directly owned by AIF3.
                        AIF3A,  the  general  partner of AIF3,  may be deemed to
                        have sole power to vote these shares and Austin, Breyer,
  NUMBER OF             Patterson,  Sednaoui,  Swartz and Wagner,  the  managing
   SHARES               members of AIF3A,  may be deemed to have shared power to
BENEFICIALLY            vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        309,877 shares, all of which are directly owned by AIF3.
                        AIF3A,  the  general  partner of AIF3,  may be deemed to
                        have sole power to dispose of these  shares and  Austin,
                        Breyer,  Patterson,  Sednaoui,  Swartz and  Wagner,  the
                        managing  members of AIF3A, may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      309,877 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 13 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '99 L.P. ("AI99")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             155,001 shares, except that Breyer, Patterson, Sednaoui,
   SHARES               Swartz and Wagner,  the general partners of AI99, may be
BENEFICIALLY            deemed to have shared power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        155,001 shares, except that Breyer, Patterson, Sednaoui,
                        Swartz and Wagner,  the general partners of AI99, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      155,001 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 14 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alan K. Austin ("Austin")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,549,383 shares, of which 1,239,506 are shares directly
  OWNED BY              owned by A7 and  309,877  are shares  directly  owned by
    EACH                AIF3.  Austin is a managing  member of A7A,  the general
  REPORTING             partner  of A7,  and a  managing  member of  AIF3A,  the
   PERSON               general partner of AIF3 and may be deemed to have shared
    WITH                power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,549,383 shares, of which 1,239,506 are shares directly owned by A7 and 309,877 are shares directly owned by AIF3. Austin is a managing member of A7A, the general partner of A7, and a managing member of AIF3A, the general partner of AIF3 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,549,383 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 15 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James W. Breyer ("Breyer")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,515,054  shares,  of which 759,345 are shares directly
  OWNED BY              owned by A4,  15,750  are shares  directly  owned by AK,
    EACH                35,575 are shares directly owned by AI95,  1,239,506 are
  REPORTING             shares directly owned by A7, 309,877 are shares directly
   PERSON               owned by AIF3 and 155,001 are shares  directly  owned by
    WITH                AI99.  Breyer is a general  partner of A4A,  the general
                        partner of A4, an officer of AP&C,  the general  partner
                        of AK, a general  partner of AI95, a managing  member of
                        A7A,  the  general  partner of A7, a managing  member of
                        AIF3A,  the  general  partner  of  AIF3,  and a  general
                        partner of AI99 and may be deemed to have  shared  power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,515,054 shares, of which 759,345 are shares directly owned by A4, 15,750 are shares directly owned by AK, 35,575 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99. Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,515,054 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 16 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Luke B. Evnin ("Evnin")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            794,920  shares,  of which  759,345 are shares  directly
  OWNED BY              owned by A4 and  35,575  are  shares  directly  owned by
    EACH                AI95.  Evnin is a general  partner of A4A,  the  general
  REPORTING             partner of A4, and a general  partner of AI95 and may be
   PERSON               deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        794,920 shares, of which 759,345 are shares directly owned by A4 and 35,575 are shares directly owned by AI95. Evnin is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,920 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 17 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Eugene D. Hill, III ("Hill")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            794,920  shares,  of which  759,345 are shares  directly
  OWNED BY              owned by A4 and  35,575  are  shares  directly  owned by
    EACH                AI95.  Hill is a general  partner  of A4A,  the  general
  REPORTING             partner of A4, and a general  partner of AI95 and may be
   PERSON               deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        794,920 shares, of which 759,345 are shares directly owned by A4 and 35,575 are shares directly owned by AI95. Hill is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,920 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 18 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul H. Klingenstein ("Klingenstein")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            794,920  shares,  of which  759,345 are shares  directly
  OWNED BY              owned by A4 and  35,575  are  shares  directly  owned by
    EACH                AI95.  Klingenstein  is a general  partner  of A4A,  the
  REPORTING             general partner of A4, and a general partner of AI95 and
   PERSON               may be deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        794,920 shares, of which 759,345 are shares directly owned by A4 and 35,575 are shares directly owned by AI95. Klingenstein is a general partner of A4A, the general partner of A4, and a general partner of AI95 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      794,920 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 19 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Arthur C. Patterson ("Patterson")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        24,260 shares,  all of which are directly owned by ECPP.
                        Patterson  is the  general  partner  of ECPP  and may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,515,054  shares,  of which 759,345 are shares directly
  OWNED BY              owned by A4,  15,750  are shares  directly  owned by AK,
    EACH                35,575 are shares directly owned by AI95,  1,239,506 are
  REPORTING             shares directly owned by A7, 309,877 are shares directly
   PERSON               owned by AIF3 and 155,001 are shares  directly  owned by
    WITH                AI99. Patterson is a general partner of A4A, the general
                        partner of A4, an officer of AP&C,  the general  partner
                        of AK, a general  partner of AI95, a managing  member of
                        A7A,  the  general  partner of A7, a managing  member of
                        AIF3A,  the  general  partner  of  AIF3,  and a  general
                        partner of AI99 and may be deemed to have  shared  power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        24,260 shares,  all of which are directly owned by ECPP.
                        Patterson  is the  general  partner  of ECPP  and may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,515,054 shares, of which 759,345 are shares directly owned by A4, 15,750 are shares directly owned by AK, 35,575 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99. Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,539,314 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 20 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      G. Carter Sednaoui ("Sednaoui")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,515,054  shares,  of which 759,345 are shares directly
  OWNED BY              owned by A4,  15,750  are shares  directly  owned by AK,
    EACH                35,575 are shares directly owned by AI95,  1,239,506 are
  REPORTING             shares directly owned by A7, 309,877 are shares directly
   PERSON               owned by AIF3 and 155,001 are shares  directly  owned by
    WITH                AI99.  Sednaoui is a general partner of A4A, the general
                        partner of A4, an officer of AP&C,  the general  partner
                        of AK, a general  partner of AI95, a managing  member of
                        A7A,  the  general  partner of A7, a managing  member of
                        AIF3A,  the  general  partner  of  AIF3,  and a  general
                        partner of AI99 and may be deemed to have  shared  power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,515,054 shares, of which 759,345 are shares directly owned by A4, 15,750 are shares directly owned by AK, 35,575 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99. Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,515,054 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 21 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James R. Swartz ("Swartz")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,515,054  shares,  of which 759,345 are shares directly
  OWNED BY              owned by A4,  15,750  are shares  directly  owned by AK,
    EACH                35,575 are shares directly owned by AI95,  1,239,506 are
  REPORTING             shares directly owned by A7, 309,877 are shares directly
   PERSON               owned by AIF3 and 155,001 are shares  directly  owned by
    WITH                AI99.  Swartz is a general  partner of A4A,  the general
                        partner of A4, an officer of AP&C,  the general  partner
                        of AK, a general  partner of AI95, a managing  member of
                        A7A,  the  general  partner of A7, a managing  member of
                        AIF3A,  the  general  partner  of  AIF3,  and a  general
                        partner of AI99 and may be deemed to have  shared  power
                        to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,515,054 shares, of which 759,345 are shares directly owned by A4, 15,750 are shares directly owned by AK, 35,575 are shares directly owned by AI95, 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99. Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI95, a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,515,054 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 44860K 10 2                                        Page 22 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. Peter Wagner ("Wagner")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,704,384 shares, of which 1,239,506 are shares directly
  OWNED BY              owned by A7,  309,877 are shares  directly owned by AIF3
    EACH                and 155,001 are shares directly owned by AI99. Wagner is
  REPORTING             a managing  member of A7A, the general  partner of A7, a
   PERSON               managing  member of AIF3A,  the general partner of AIF3,
    WITH                and a general  partner of AI99 and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,704,384 shares, of which 1,239,506 are shares directly owned by A7, 309,877 are shares directly owned by AIF3 and 155,001 are shares directly owned by AI99. Wagner is a managing member of A7A, the general partner of A7, a managing member of AIF3A, the general partner of AIF3, and a general partner of AI99 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,704,384 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 23 of 24 Pages

This Amendment No. 2 amends Amendment No. 1 to the Statement on 13(G) filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), Accel VII L.P., a Delaware limited partnership ("A7"), Accel VII Associates L.L.C., a Delaware limited liability company and the general partner of A7 ("A7A"), Accel Internet Fund III L.P., a Delaware limited partnership ("AIF3"), Accel Internet Fund III Associates L.L.C., a Delaware limited liability company and the general partner of AIF3 ("AIF3A"), Accel Investors '99 L.P., a Delaware limited partnership
("AI99"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, the Swartz Family Partnership L.P. (which has changed its name to Homestake Partners L.P.), a Delaware limited partnership and a general partner of A4A ("HP"), Alan K. Austin ("Austin"), a managing member of A7A and AIF3A, James W. Breyer ("Breyer"), a general partner of A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, Luke B. Evnin ("Evnin"), a general partner of A4A and AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI95, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and AI95, Arthur C. Patterson ("Patterson"), a general partner of ECPP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, James R. Swartz ("Swartz"), a general partner of HP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A and J. Peter Wagner ("Wagner"), a managing member of A7A and AIF3A and a general partner of AI99. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2002.

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.


Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes

                                                             Page 24 of 24 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 7, 2003

Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Investors '95 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.                         By: /s/ Alan K. Austin
Homestake Partners L.P.                               --------------------------
Accel VII L.P.                                        Alan K. Austin,
Accel VII Associates L.L.C.                           Attorney-in-fact for
Accel Internet Fund III L.P.                          above-listed entities
Accel Internet Fund III Associates L.L.C.
Accel Investors '99 L.P.
Ellmore C. Patterson Partners



Individuals:

Alan K. Austin
James W. Breyer
Luke B. Evnin                                     By: /s/ Alan K. Austin
Eugene D. Hill, III                                   --------------------------
Paul H. Klingenstein                                  Alan K. Austin,
Arthur C. Patterson                                   Attorney-in-fact for
J. Peter Wagner                                       above-listed individuals
G. Carter Sednaoui
James R. Swartz